Exhibit 99

                ConocoPhillips Second-Quarter 2005 Interim Update


    HOUSTON--(BUSINESS WIRE)--July 1, 2005--This update is intended to give an overview of market and operating conditions experienced by ConocoPhillips (NYSE:COP) during the second quarter of 2005. The market indicators and company estimates may differ considerably from the company's actual results to be reported on July 27, 2005.

    Highlights - Second-Quarter 2005 vs. First-Quarter 2005

    --  Exploration and Production

        --  Higher crude oil prices.

        --  Higher U.S. natural gas prices.

        --  Lower worldwide production, as anticipated.

    --  Refining and Marketing

        --  Higher worldwide refining margins.

        --  Higher worldwide marketing margins.

        --  Improved capacity utilization rate.

        --  Turnaround costs similar to prior quarter levels.

    --  LUKOIL Investment

        --  Ownership of 12.6 percent at quarter end.

    --  Midstream / Chemicals

        --  Lower Midstream results.

        --  Lower Chemicals results.

    --  Corporate

        --  Debt-to-capital ratio of 23 percent.


    Exploration and Production

    The table below provides market price indicators for crude oil and natural gas. The company's actual crude oil and natural gas price realizations may vary from these market indicators due to quality and location differentials, as well as the effect of pricing lags.

Market Indicators
                                  2Q 2005  1Q 2005 2Q vs. 1Q  2Q 2004
                                                      2005
                                  -------  ------- ---------- -------
Dated Brent ($/bbl)                $51.59    47.50     4.09    35.36
WTI ($/bbl)                         53.03    49.70     3.33    38.31
ANS USWC ($/bbl)                    50.04    44.86     5.18    37.02
Henry Hub first of month ($/mcf)     6.74     6.27     0.47     6.00

                                                       Source: Platts



    As anticipated, second-quarter production on a barrel-of-oil-equivalent basis, including Syncrude, is expected to be approximately 4 percent below that of the previous quarter. Increased output in Canada and Venezuela is expected to be more than offset by the impact of scheduled maintenance at the Bayu-Undan field and in the North Sea, unscheduled downtime in Alaska, and normal seasonal fluctuation. Full-year production, including Syncrude, is expected to be approximately 3 percent higher than the amount produced in 2004. This excludes the impact of our equity investment in LUKOIL. Second-quarter exploration expenses are expected to be lower than those of the prior quarter.

    Refining and Marketing

    The table below provides market indicators for regions where the company has significant refining operations. The Weighted U.S. 3:2:1 margin is based on the geographical location and capacity of ConocoPhillips' U.S. refineries. Realized refining margins may differ due to the company's specific locations, configurations, crude oil slates or operating conditions. In addition, the company's refining configuration generally yields somewhat higher distillate volumes and lower gasoline volumes than those implied by the market indicators shown below.



Market Indicators

($/bbl)                              2Q 2005 1Q 2005 2Q vs. 1Q 2Q 2004
                                                        2005
-------                              ------- ------- --------- -------
Refining Margins
    East Coast WTI 3:2:1               $8.80    6.40    2.40     9.14
    Gulf Coast WTI 3:2:1                9.63    6.37    3.26     9.17
    Mid-Continent WTI 3:2:1            11.51    7.92    3.59    11.65
    West Coast ANS 3:2:1               22.20   19.61    2.59    24.13
    Weighted U.S. 3:2:1                12.31    9.24    3.07    12.60
    NW Europe Dated Brent 3:1:2        15.09   11.14    3.95    10.43
WTI/Maya differential (trading month)  13.04   17.08   (4.04)    8.71
U.S. Wholesale Gasoline Marketing       2.20    0.16    2.04     1.83

                                                       Source: Platts



    Refining margins for the second quarter are expected to be higher than those of the first quarter, as indicated in the table above. Although the WTI/Maya differential narrowed, refining margins continue to benefit from light-heavy differentials. High crude costs continue to negatively affect the Refining and Marketing segment due to fixed-price products that do not necessarily move with the price of crude. Worldwide marketing margins are expected to improve significantly over those of the first quarter.
    The company's average crude oil refining capacity utilization rate for the second quarter is expected to exceed 95 percent. Second-quarter turnaround costs are expected to be approximately $110 million before-tax.

    Midstream / Chemicals

    The Midstream segment results are expected to be lower in the second quarter due to the first-quarter net impact to ConocoPhillips associated with the restructuring of its ownership in Duke Energy Field Services, LLC (DEFS). At the end of the second quarter, ConocoPhillips' interest in DEFS remained at 30.3 percent. Additional transfers related to the restructuring are expected to occur early in the third quarter of 2005, subject to normal regulatory approvals.
    The Chemicals segment results are expected to be lower primarily due to lower margins from olefins and polyolefins, as well as lower margins and volumes from aromatics and styrenics.

    Corporate

    The company expects its debt-to-capital ratio to be approximately 23 percent. In addition, the average diluted shares outstanding during the second quarter are expected to be 1,419 million shares.

    CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR"
PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

    This update contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are about ConocoPhillips' main business segments: Exploration and Production, Refining and Marketing, Midstream and Chemicals. There are also forward-looking statements about ConocoPhillips' expected crude oil, natural gas and natural gas liquids production and prices; expected exploration expenses; weighted U.S. refining margins; marketing margins; refinery utilization rates; turnaround costs; debt-to-capital ratio; and average diluted shares outstanding. These statements are based on activity from operations for the first two months of the second quarter of 2005 and include estimated results for June, and as such are preliminary and are estimates. All of the forward-looking data is therefore subject to change. Actual results, which will be reported in the company's earnings release for the second quarter of 2005 on July 27, 2005, may differ materially from the estimates given in this update.
    Where in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters that could cause the stated expectation or belief to differ materially from that stated in this update.


    CONTACT: ConocoPhillips, Houston